Exhibit 10.1

August 15, 2025

SENT VIA EMAIL

James McGourlay

Dear James:

This letter will serve to outline the employment terms of your role as interim Chief Executive Officer, which are in addition to your current position as EVP, International Sales. During your time as interim Chief Executive Officer, you will report to the OpenText Board of Directors. Unless otherwise stated below, the terms and conditions of your employment remain the same.

Compensation:    During the period you are interim Chief Executive Officer
(“Interim Period”), you will receive an additional premium of 25,694.67 CAD (less applicable deductions) per pay period, payable the 15th and at the end of each month, above and beyond your current base salary. At the conclusion of the Interim Period, your compensation will return to your current annual base salary.

Effective for Fiscal Year 2026 you will also be eligible for a targeted annual variable compensation of 100% of your annual base salary earned, inclusive of the “additional premium” noted above (less applicable deductions) based on achieving specific performance objectives and consistent with our business goals.

LTIP 2028:    In addition, you are eligible for an additional recommendation of
$281,250 USD grant of restricted and performance share units (RSUs and PSUs) as part of our 2028 LTIP plan already in progress (July 1, 2025) subject to board approval.

You will continue to be eligible in subsequent years for inclusion in the LTIP plan as it is offered, from time to time. However, participation is not an entitlement, but rather reviewed and approved by senior management and the board of directors annually at the beginning of each LTIP plan period. Plan details will be made available at the time of grant.

We ask that you confirm your acceptance of the foregoing details by signing below and submitting the signed copy through a ticket to Human Resources at OpenText Self-Service no later than 5 days from the date of receipt of this letter.

Sincerely,

Open Text Corporation

/s/ Andrea Morrison
Andrea Morrison
VP, Global HR Operations

I hereby acknowledge that I have been given a reasonable opportunity to read and understand the details of this employment change and to seek independent legal advice prior to accepting the terms outlined above.

Accepted:	/s/ James McGourlay	Date:	August 22, 2025
James McGourlay